Exhibit 10.1
January 10, 2010
David R. Scholl, Ph.D.
8108 Rolling Hills Drive
Athens, OH 45701
Dear Mr. Scholl:
     We are very pleased to offer you employment in the position of Senior Vice President of Quidel Corporation, a Delaware corporation (“Quidel”) and President of Diagnostic Hybrids, Inc., an Ohio corporation (the “Company”), effective upon the completion of the contemplated merger of a wholly owned subsidiary of Quidel with and into the Company (the “Transaction”). This letter agreement (this “Agreement”) sets forth the terms of our offer of employment to you as well as other related matters for your approval and signature. This Agreement will become effective upon the consummation of the Transaction (the “Effective Time”) and all obligations of Quidel herein are conditioned upon consummation of the Transaction. However, should the Agreement and Plan of Merger, dated as of the date hereof, by and among Quidel, Fairway Acquisition Corporation, the Company and the agent for the securityholders of the Company (the “Merger Agreement”), be terminated for any reason, this Agreement shall immediately and automatically terminate and be of no further force or effect.
     1. Your base salary as a full-time employee will be $280,000 per year, paid in accordance with Quidel’s normal payroll practices. Your base salary will not be reduced below this level. The Board of Directors or its Compensation Committee of Quidel will review your base salary on an annual basis and may increase your base salary. Payments of salary and other compensation will be subject to customary withholding and other taxes.
     2. Starting at the Effective Time, you will be eligible to participate in the Quidel Annual Cash Incentive Program (the “Incentive Program”) for an annualized bonus target of up to 40% of your base salary, subject to the terms and conditions of the Incentive Program. Actual payment is based on the Company’s performance and your individual achievements, and is dependent on (i) the achievement of your personal performance and corporate performance objectives, and (ii) your continuous employment by Quidel through and including the applicable payment date for the particular year at issue for the Incentive Program, subject to Section 5 below. Bonus amounts for 2010 will be prorated based upon the portion of the year you are employed by Quidel.
     3. In addition, promptly after the Effective Time, you will receive (i) a non-qualified stock option with a value of $162,500 (based on a Black-Scholes calculation as of the date of grant) that will vest over four (4) years (with 50% vesting on the second anniversary of the grant date, 25% vesting on the third anniversary of the grant date and 25% vesting on the fourth anniversary of the grant date), subject to and under Quidel’s 2001 Equity Incentive Plan, as amended (the “2001 Plan”) and (ii) restricted shares of Quidel common stock with a value of $162,500 that will vest 100% on the fourth anniversary of the grant date, subject to and under the 2001 Plan. The number of shares of common stock underlying the stock option and the number of shares of restricted stock, each as described in this Section 3, will be determined based on the closing price of Quidel’s common stock on the date the Effective Time occurs (or, if such day is not a trading day, the following trading day) and consistent with the 2001 Plan.
     4. While you are a full-time Quidel employee, you will receive benefits comparable in the aggregate to the health and other benefits that are generally available to the rest of Quidel’s full-time U.S.-based employees (provided, of course, you meet the standard eligibility requirements for such benefits) and consistent with Quidel’s other Senior Vice Presidents. You will receive full credit for service as an employee of the Company for eligibility and/or vesting purposes, subject to applicable law and the terms and conditions of Quidel’s benefit plans. With respect to vacation pay, this means that you will be entitled to that number of paid weeks of vacation per year commensurate with a Quidel employee who has 26 years of service.
     5. Termination related to a change in control will be governed by the Agreement Re: Change in Control (see Section 7 below). As part of this offer of employment, Quidel agrees that should your employment be terminated without Cause and not related to a change in control, then, subject to your signing a release in the form attached hereto as Exhibit A (the “Release Agreement”), and in lieu of your receiving any other severance or termination benefits of any sort from Quidel, Quidel will provide you with a one-time lump sum payment on or before the later of (A) the 10th day after the effective date of the Release Agreement or (B) the effective date of your termination (the “Termination Date”), in an amount equal to 100% of the annual base salary in effect on your Termination Date. Quidel will withhold from all such payments taxes and any other amounts required by law. In the event that termination occurs in connection with a change in control and constitutes a “Qualifying Termination” (as defined in Section 5 of the Agreement Re: Change in Control (the form of which is attached as Exhibit B attached hereto)), then you shall be entitled to receive (in lieu of the severance benefits provided in this Section 5) the severance payment and benefits pursuant to the terms and conditions of the Agreement Re: Change in Control.
     If, however, you are terminated for Cause or you voluntarily resign, Quidel has no obligation to provide you with compensation or benefits other than earned wages. Further, all employee benefits other than those specifically described above will terminate on the Termination Date regardless of the reason for your termination of employment. Your employment relationship with Quidel will be at-will. The employment relationship may be terminated by either you or Quidel at any time, for any reason, with or without Cause or notice. After your employment with Quidel terminates, Quidel will have no obligation to pay you any salary other than earned wages, benefits or severance upon your termination of employment. Notwithstanding anything to the contrary in this paragraph, regardless of the reason for your termination, you shall have the rights described below in the last paragraph of this Section 5.
     You shall be considered to have been terminated with “Cause” if your employment is terminated for any of the following reasons: (A) an act of dishonesty in connection with your responsibilities as an employee of Quidel (including for all purposes of this definition, its subsidiaries), or that otherwise involves money or assets of Quidel or that results in material harm to Quidel, (B) your conviction for a felony, excluding traffic offenses, or an act of moral turpitude, (C) your continued insubordination or willful refusal to follow directives of the Board of Directors and/or officers of Quidel, (D) your violation of the Agreement Re: Confidential Information, Inventions, Non-Solicitation and Conflicts of Interest between you and Quidel (see

Section 14 below) or similar agreement between you and the Company, (E) your gross negligence or willful misconduct in the performance of your duties as an employee of Quidel or the Company; (F) your engagement in willful misconduct that is injurious, whether directly or indirectly, to Quidel or any of its Affiliates (as defined below), or (G) your continued failure to perform your assigned duties; subject in each case to your right to notice and opportunity to cure as provided in the following paragraph.
     You shall be afforded a reasonable opportunity to cure any willful neglect of your duties and any other alleged material breach of this Agreement, including an alleged material breach of the Agreement Re Confidential Information, Inventions, Non-Solicitation and Conflicts of Interest (the form of which is attached as Exhibit C hereto), if such willful neglect or other alleged breach is reasonably susceptible of cure, according to the following terms. Quidel’s Chief Executive Officer shall give you written notice stating with reasonable specificity the nature of the circumstances determined in good faith to constitute willful neglect of your duties or other material breach of this Agreement, and that failure to cure or correct such circumstances or breach will result in termination of employment for “Cause” under this Agreement. You shall have thirty (30) days from your receipt of such notice to cure such circumstances or such breach. If, in the reasonable good faith judgment of Quidel, such willful neglect of your duties or alleged breach is not reasonably susceptible of cure, or such circumstances or material breach has not been cured to the reasonable satisfaction of Quidel within such thirty (30) day period, such neglect of duties or material breach shall thereupon constitute “Cause.”
     Notwithstanding the other provisions of this Section 5 or of Exhibits A or B, following a termination of your employment by the Company for any reason, you shall be entitled to: (i) all amounts to which you are legally entitled to receive, including any unpaid accrued base salary for periods before the termination date, legally required payments for unused vacation days and unpaid reimbursements to which you are entitled; (ii) your vested rights and benefits under the terms of the Company’s 401(k) benefit program and any other rights or benefits to which you are entitled pursuant to the terms of any other benefit plans of Quidel; (iii) your continuing applicable rights under the terms of Exhibits A and B; (iv) your rights to indemnification and contribution by Quidel as then in effect and applicable under any statutes, bylaws or agreements; and (v) your COBRA rights.
     6. During the period of your employment with the Company and Quidel, commencing at the Effective Time, you shall use your best efforts and devote your time and attention to the business of Quidel and the Company on a full-time basis and shall at all times faithfully and to the best of your ability perform all of the duties that may be required of you consistent with the terms hereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, including the exhibits attached hereto, but subject to Section 9, you may (i) continue your duties as a paid consultant for the third party venture firm with whom you are currently engaged, and wherein your primary duties are assisting with due diligence and advising on prospective portfolio companies and advising existing portfolio companies, as to which the provision of services by you otherwise does not breach the terms of this Agreement, (ii) become involved or engaged in charitable or civic activities, and (iii) act as an officer, director or manager of family corporations, limited liability companies, trusts and partnerships; provided, that in each case described in clauses (i) through (iii) above in this Section 6: (a) time spent on such activities, individually or in the aggregate, does not hinder or otherwise interfere with the performance by you of your duties or obligations hereunder, (b) no such activity shall, or would reasonably be expected to, cause a potential or actual conflict with your duties as an officer of Quidel and the Company (including being inconsistent with or opposed to any fiduciary duty to Quidel or the Company or their respective stockholders), or a breach of Quidel’s Code of Ethics, as in effect from time to time, and (c) you do not own more than two percent (2%) of the outstanding securities of the firm referenced in clause (i) above or its affiliates that represent (either directly or upon conversion or exchange of any other securities) equity ownership thereof.
     7. As part of this offer, promptly after the Effective Time you will receive an Agreement Re: Change in Control consistent with those of Quidel’s other Senior Vice Presidents, a form of which is attached hereto as Exhibit B.
     8. This Agreement supersedes all employment agreements between you and the Company and all other agreements setting forth your rights as an officer, director or employee of the Company (collectively, the “Employment Agreements”) and, upon the Effective Time, any Employment Agreements shall be null and void; provided, however, that this agreement does not affect any vested rights you may have under the Company’s benefit plans. This Agreement contains Quidel’s entire understanding with you, and supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof.
     9. (a) During the period commencing at the Effective Time and ending on the later of (i) the date that is five (5) years after the Effective Date, and (ii) the date that is one (1) year after the date on which your employment with Quidel and the Company terminates, you will not, directly or indirectly (including, without limitation, through any existing or future Affiliate (as defined below)), own, manage, operate, control, enable (whether by license, sublicense, assignment or otherwise) or otherwise engage or participate in, or be connected as a securityholder, director, officer, employee, partner, member, lender, guarantor or advisor of, or consultant to, any company, limited liability company, partnership or other Person (as defined below) that, directly or indirectly, (1) engages in the Business (as defined below) in the Business Area (as defined below), (2) competes in the Business in the Business Area against Quidel or any of its existing or future Affiliates engaged in the Business, or (3) markets, distributes or sells any products that are marketed, distributed or sold, directly or indirectly through intermediaries, in the Business Area that are competitive to Business products marketed sold or distributed by Quidel or any of its existing or future Affiliates. The foregoing covenant is given in consideration both of this Agreement and the Merger Agreement pursuant to which you are selling your interest in the Company to Quidel.
     Notwithstanding anything to the contrary set forth herein or in any exhibit attached hereto, (i) you may own (solely as a passive investor) securities in any publicly-held company that may be engaged in the Business, but only to the extent you do not own, of record or beneficially, more than an aggregate of two percent (2%) of the outstanding securities of such company that represent (either directly or upon conversion or exchange of any other securities) equity ownership thereof, (ii) you may own the securities described in Section 6(d) above under the conditions described above; and (iii) upon termination of your employment, you shall be permitted to provide services for and own an interest in (A) a venture capital firms (or related types of investing firms), (B) life sciences businesses; or (C) bio-pharma businesses, in each case so long as you do not provide services for or with respect to, or own an interest in companies engaged or participating in the Business in the Business Area.
     The restrictions set forth in this Section 9 shall apply worldwide (the “Business Area”).
     (b) In addition, the time period in Section 9(a)(i) shall terminate and be of no force and effect if Quidel terminates your employment without Cause or you terminate your employment in connection with the sale of the Company by Quidel (whether through the sale of all or substantially all of its assets to an unaffiliated Person or the sale of all or substantially all of its equity interests). For the avoidance of doubt, the transactions covered by this Section 9(b) require a direct transfer of the assets or stock of the Company, and shall not be deemed to apply in the event of an indirect transfer resulting from a sale of Quidel.
     (c) As used herein:
     (i) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such first Person.
     (ii) “Business” means the operations, business and activities of Quidel and its subsidiaries (including the Company), as conducted (including, without limitation, under development) during the period from the Effective Time until the date of termination of your employment with Quidel and the Company.
     (iii) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity, including any governmental entity.
     10. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, faxed, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the address of Quidel (for Quidel) and as set forth below at the signature line (for you) or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith.
     11. Only a written instrument duly executed by each party hereto may modify this Agreement.
     12. From time to time, at Quidel’s request and without further consideration, you shall execute and deliver such additional documents and take all such further action as reasonably requested by Quidel to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement.
     13. As part of this offer, promptly after the Effective Time you will receive an Indemnification Agreement from Quidel consistent with those of Quidel’s other senior executive officers which shall remain in effect pursuant to the terms thereof.

     14. You agree to sign and comply with an Agreement Re: Confidential Information, Inventions, Non-Solicitation and Conflicts of Interest, a form of which is attached as Exhibit C. Further, you agree to comply with all other Quidel and Company policies applicable to Quidel’s senior executives.
     15. (a) This Agreement shall be construed in accordance with the laws of the State of Ohio. In the event of any controversy, dispute or claim arising out of or related to this Agreement or your employment by Quidel, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall be resolved exclusively by final and binding arbitration, before a single arbitrator, in accordance with this Agreement and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), or successor rules then in effect. This includes, without limitation, any and all disputes, controversies, and/or claims arising out of or concerning your employment by Quidel and the Company or Quidel’s termination of this Agreement, and includes, without limitation, claims by you against directors, officers or employees of Quidel or its subsidiaries, whether arising under theories of liability or damages based on contract, tort or statute, to the extent permitted by law. Such claims include, without limitation, statutory claims for employment discrimination based on race, color, national origin, sex, religion, disability, age, harassment of any type, and other statutory or constitutional claims for employment discrimination, including claims arising under Title VII of the Civil Rights Act of 1967, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and/or any applicable state statutes; claims for wrongful termination including employment termination in violation of public policy; and claims for personal injury including, without limitation, defamation, fraud, and infliction of emotional distress. As a material part of this agreement to arbitrate claims, the parties expressly waive all rights to a jury trial in court on all statutory or other claims including, without limitation, those identified in this Section 15. This Section does not purport to limit either party’s ability to recover any remedies provided for by statute, including attorneys’ fees. You understand that nothing in this Section 15 should be construed to preclude you from filing a charge with a state, federal or local administrative agency.
          (b) The arbitration shall be held in the Chicago, Illinois metropolitan area, and shall be administered by the AAA. Under such proceeding, the parties shall select a mutually acceptable, neutral arbitrator from among the AAA panel of arbitrators. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Ohio, or Federal law, if Ohio law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. The parties agree that both parties will be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator, consistent with the nature of the claims in dispute. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

          (c) Quidel shall be responsible for payment of the arbitrator’s fees as well as all administrative fees associated with the arbitration. The parties shall be responsible for their own attorneys’ fees and costs (including expert fees and costs), except that if any party prevails on a statutory claim that entitles the prevailing party to a reasonable attorneys’ fee (with or without expert fees) as part of the costs, the arbitrator may award reasonable attorneys’ fees (with or without expert fees) to the prevailing party in accord with such statute.
     16. The remedy at law for any breach of Section 9 of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by you of such provisions, Quidel and its existing and future Affiliates, if any, shall be entitled to an injunction restraining you from breaching or otherwise violating such provisions of this Agreement. Nothing herein contained shall be construed as prohibiting Quidel and its existing and future Affiliates, from pursuing any other remedies available to it or them for such breach or threatened breach, including, without limitation, the recovery of damages from you.
     17. In the event of a conflict between the terms of this Agreement (exclusive of the Exhibits) and terms of any of the Exhibits to this Agreement, (i) as to Exhibits A and C, the terms of this Agreement (exclusive of the Exhibits) shall control, and (ii) as to Exhibit B, the provisions of Exhibit B shall control.
     18. If any provision of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

     We are excited about the potential represented by the Transaction and we are pleased you will be joining us as a key part of the new team.

Sincerely,

QUIDEL CORPORATION

By:	/s/ John Radak
Name:	John Radak
Title:	Chief Financial Officer
Acknowledged and agreed:

/s/ David R. Scholl David R. Scholl, Ph.D.
8108 Rolling Hills Drive
Athens, OH 45701

Date: January 10, 2010

Enclosures

Exhibit A
Form of Employment Termination and Release Agreement
(see attached)

Exhibit B
Form of Agreement Re: Change in Control
(see attached)

Exhibit C
Form of Agreement Re Confidential Information,
Inventions, Non-Solicitation and Conflicts of Interest
(see attached)